Exhibit 8.1

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601 Lexington Avenue
New York, NY 10022
United States
+1 212 446 4800	Facsimile: +1 212 446 4900

www.kirkland.com

November 12, 2021

Acorn HoldCo, Inc.

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

Ladies and Gentlemen:

We have acted as U.S. tax counsel to ADTRAN, Inc., a Delaware corporation (“ADTRAN”), in connection with the Merger and Exchange Offer, as defined in the Business Combination Agreement (as amended or supplemented through the date hereof, the “Business Combination Agreement”), dated as of August 30, 2021, by and among Acorn HoldCo, Inc., a Delaware corporation (the “Acorn HoldCo”), Acorn MergeCo, Inc., a Delaware corporation (“Merger Sub”), ADTRAN and ADVA Optical Networking SE, a European stock corporation (“ADVA”).

At your request, and in connection with the filing of the registration statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) (Registration No. 333-259251) originally filed by Acorn HoldCo with the Securities and Exchange Commission (the “Commission”) on September 1, 2021, under the Securities Act of 1933, as amended (the “Securities Act”), we are rendering our opinion regarding certain U.S. federal income tax matters set forth in the section entitled “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in the Registration Statement. Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

In providing this opinion, we have assumed (without any independent investigation or review thereof) that: (1) all original documents submitted to us (including signatures thereto) are authentic, accurate and complete, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had, or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the business combination; (2) all factual representations, warranties and statements made or agreed to by the parties to the Registration Statement and other documents relating to the business combination are true, accurate and complete as of the date hereof and, at all times up to and including the effective time of the Merger, will continue to be true, accurate and complete; (3) all parties to the Business Combination Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms and conditions of the Business Combination Agreement and such other documents, the description of the Merger in the Registration Statement is true, accurate and complete, the Merger will be consummated in accordance with such description, without any waiver, modification or breach of any material provision thereof, and the Merger will be effective under applicable U.S. federal and state corporate and other laws; (4) the statements and representations made by ADTRAN in its officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time of the Merger;

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Acorn HoldCo, Inc.

November 12, 2021

(5) any such statements and representations made in the Officer’s Certificate “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification; (6) after the business combination, all of the issued and outstanding common shares of Acorn HoldCo will be acquired and held by the shareholders of ADTRAN and ADVA; (7) there is no binding commitment by any shareholder of ADVA to sell or otherwise dispose or transfer any of the Acorn Holdco stock received in the Exchange Offer; (8) ADVA is not an “investment company” within the meaning of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury regulations promulgated thereunder at all relevant times; and (9) the parties will report the Merger and Exchange Offer for all U.S. federal income tax reporting purposes in a manner consistent with this opinion and all applicable reporting requirements have been or will be satisfied.

This opinion is based on current provisions of the Code, the United States Treasury regulations promulgated thereunder, and the interpretation of the Code and such Treasury regulations by the courts and the Internal Revenue Service, as they are in effect and exist on the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Based upon the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders” insofar as they address the material U.S. federal income tax consequences of the receipt of the Acorn HoldCo shares in the Merger by holders of shares of ADTRAN and discuss matters of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. This opinion is furnished to you solely for use in connection with the filing of the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof and is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP